INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2009

BETWEEN:
BRAZIL POTASH CORP., a body corporate duly incorporated under the laws of Ontario, and having an office at 65 Queen Street West, 8th Floor, Toronto, Ontario, M5H 2M5

(hereinafter called the "Company")

                          OF THE FIRST PART

AND:

FORBES & MANHATTAN, INC., an Ontario company, having an office at 65 Queen Street West, Suite 805, P.O. Box 71, Toronto, Ontario, M5H 2M5

(hereinafter called the "Consultant")

    OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide management consulting services as a special consultant to the Company, and the Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors of the Company and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors, as an independent contractor.

2. The term of this Agreement shall commence on the date hereof and shall continue on a month to month basis thereafter, subject to the termination provisions contained herein.

3. The base fee for the Consultant's services hereunder shall be at the rate of USD$15,000 per month, plus applicable goods and services tax, together with any such increments thereto and bonuses (including grants of options) as the Board of Directors of the Company may from time to time determine, payable in advance on the first business day of each calendar month.

4. The Consultant shall be responsible for:

a.	the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;
b.	maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and
c.
obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

5. The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.
During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request.

7.
The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the services performed and expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant's invoice for all appropriate invoiced expenses.

8.
The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant's own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

9.
The Company shall own and have the right and license to use, copy, modify and prepare derivative works of any of the Consultant's Work Product (defined herein) generated by the services to be performed by the Consultant pursuant hereto as well as all pre-existing work product provided to the Company during the course of the engagement.

"Work Product" shall mean all intellectual property including trade secrets, copyrights, patentable inventions or any other rights in any programming, documentation, technology or other work product created in connection with the services to be performed by the Consultant pursuant hereto.

10.
The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant's ability in a competent and professional manner and use best efforts to promote the interests of the Company.

11.
The Consultant agrees with the Company that during the term of this Agreement, so long as the Board of Directors of the Company may so desire, to serve the Company as an officer and director, as applicable, without additional fees other than as provided in paragraph 3.

12.
This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to the following:

a.	Dishonesty or fraud;
b.	Theft;
c.	Breach of fiduciary duties;
d.	Being guilty of bribery or attempted bribery; or
e.	Gross mismanagement.

13.
In the event this Agreement is terminated for just cause, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

14.
In addition to the termination provisions contained in paragraph 12 either party may terminate this agreement upon ninety (90) days written notice to the other party, or upon a different period of time as may be mutually agreed upon.

15.
The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

16.
The Company is aware that the Consultant has now and will continue to have financial interests in other companies and properties and the Company recognizes that these companies and properties will require a certain portion of the Consultant's time. The Company agrees that the Consultant may continue to devote time to such outside interests, provided that such interests do not conflict with, in any way, the time required for the Consultant to perform their duties under this Agreement.

17.
The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

18.
The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

19.
It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company. Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship. Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

20.
Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

21.
The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

22.
The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof', "hereunder" and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

23.
Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

24.
This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

25.
No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

Per: /s/ Ryan Ptolemy
Authorized Signing Officer

FORBES & MANHATTAN, INC.

Per: /s/ Stan Bharti
Authorized Signing Officer